EXHIBIT 4.2

Worthy Peer Capital II, Inc. Auto-Invest Program

As a holder of Worthy Bonds, you can elect to participate in our auto-invest program (the “Auto-Invest Program”) in which you may:

●	automatically place orders for additional Worthy Bonds that match the amount and parameters you designate;
●	automatically have the spare change from your everyday purchases rounded up to the next whole dollar and invested in Worthy Bonds; and/or
●	elect to use the interest we pay you on your Worthy Bonds to purchase additional Worthy Bonds.

If you wish to participate in the Auto-Invest Program, please complete the Auto-Invest Program Authorization (on page 2). By completing the Auto-Invest Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the Worthy Bond Investor Agreement, including the form of Worthy Bond which is an exhibit to the Worthy Bond Investor Agreement, have reviewed the Offering Circular and have reviewed the SEC Filings.

You may affirmatively elect to participate in or cancel your participation in the Auto-Invest Program by selecting “active” or “pause” on the Worthy Auto-Invest Program Authorization. If you do not complete a form you will be deemed to have selected “pause.” Currently, the Auto-Invest Program allows for recurring new investments on a daily, weekly or monthly basis. Funds will be drawn from the bank account designated by you on the Worthy Site or the Worthy App. You may also elect to use the cash interest we pay you on existing Worthy Bonds you hold to purchase additional bonds whenever that accumulated interest reaches the $10.00 bond purchase threshold. You may also elect our round up the spare change program to auto invest the change from your daily purchases.

Upon affirmatively electing to participate in the Auto-Invest Program, you will be asked to agree to the terms and conditions of the Worthy Bond Investor Agreement. Upon each “auto investment” being made, Worthy will send a confirmatory email to you denoting the amount invested. You may find the maturity date of the Worthy Bond being purchased on the bond form found in your transaction history on the Worthy Site.

You can adjust the Auto-Invest Program at any time by completing an updated Auto-Invest Program Authorization and delivering it to support@worthy.us. Each purchase of a Worthy Bond in the Auto-Invest Program is a considered a new investment and will be subject to the terms and conditions of the Worthy Bond Investor Agreement. If you are no longer able to make the representations and warranties in the Worthy Bond Investor Agreement, you are not eligible to participate in the Auto-Invest Program. All terms not otherwise defined herein shall have the same meaning as in the Worthy Bond Investor Agreement.

Once Worthy has qualified with the Securities and Exchange Commission (“SEC”) for a Regulation A offering of Worthy Bonds, the only offering to sell securities is found in the Company’s Form 1-A and amendments and supplements thereto, including the offering circular which forms a part thereof (collectively, the “Offering Statement”), which can be obtained from the SEC’s website: WWW.SEC.GOV.

No decision to invest in Worthy Bonds should be made without reading the Offering Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in Worthy. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.

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Worthy Bonds Auto-Invest Program Authorization

Auto-Invest Program (Select One):	Active [ ]	Pause [ ]
	Adjust [ ]	Cancel [ ]
Investor(s) Name(s) (exactly as it appears in your Worthy account):	___________________________________________________

Daily Investment Amount:

You are electing to automatically purchase Worthy Bonds on a daily basis in this amount and authorizing Worthy to automatically deduct this amount from the bank account designated in your Worthy account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$________________

Weekly Investment Amount:

You are electing to automatically purchase Worthy Bonds on a weekly basis in this amount and authorizing Worthy to automatically deduct this amount from the bank account designated in your Worthy account beginning the first business day after this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$_________________

Monthly Investment Amount:

You are electing to automatically purchase Worthy Bonds on a monthly basis in this amount and authorizing Worthy to automatically deduct this amount from the bank account designated in your Worthy account on the first business day of each month beginning the month following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

$_________________

Interest Re-Investment:

In lieu of receiving the monthly cash interest payment on your Worthy Bonds, you are electing to automatically purchase Worthy Bonds each month utilizing this interest and authorizing Worthy to automatically deduct the amount of the accrued interest from your Worthy account whenever the accumulated interest reaches $10.00 beginning the month following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

[ ] Check this box to elect this option

Round-up Investment:

You are electing to automatically purchase Worthy Bonds through your spare change round-ups and authorizing Worthy to automatically deduct the amount from the bank account designated in your Worthy account whenever the accumulated round-ups reach $10.00 beginning the first business day following this authorization and continuing until you cancel this automatic investment at least 24 hours in advance.

[ ] Check this box to elect this option

I (we) hereby represent and warrant that by executing this Worthy Bond Auto-Invest Program Authorization, I (we) agree to be bound by and reconfirm the representations and warranties and the terms and conditions of the Auto-Invest Agreement and the Worthy Bond Investor Agreement and have reviewed the Offering Circular. This authority is to remain in full force and effect until Worthy has received notification from me of its termination in such time as to afford Worthy a reasonable opportunity to act on it.

__________________________________________	____________________________________________
Signature of Investor	Signature of Investor
Date: ____________________________	Date: __________________________

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